EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

            As independent public accountants, we hereby consent to the use of our report dated January 16, 2001 (except with respect to the matter discussed in Note 2, as to which the date is January 31, 2001) on the consolidated balance sheets of Musicland Stores Corporation (a Delaware Corporation) and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2000, included in this Form 8-K.

            We also consent to the incorporation by reference of our report included in this Form 8-K into the Registration Statements on Form S-8 of Best Buy Co., Inc. pertaining to the Deferred Compensation Plan (Nos. 333-49371 and 333-80967), the 1997 Directors' Non-Qualified Stock Option Plan (No. 333-39531), the 1997 Employee Non-Qualified Stock Option Plan (Nos. 333-39533 and 333-61897), the 1987 Employee Non-Qualified Stock Option Plan (No. 33-54875), the 1994 Full-Time Employee Non-Qualified Stock Option Plan (No. 33-54871), the 1987 Directors' Non-Qualified Stock Option Plan (No. 33-54873), and the 2000 Restricted Stock Award Plan (No. 333-46228) of Best Buy Co., Inc.

            We also consent to the incorporation by reference of our report included in this Form 8-K into the Registration Statement on Form S-8 of Best Buy Co., Inc. pertaining to the Assumed Musicland 1988 Stock Option Plan of Best Buy Co., Inc., the Assumed Musicland 1992 Stock Option Plan of Best Buy Co., Inc., the Assumed Musicland 1994 Stock Option Plan of Best Buy Co., Inc., and the Assumed Musicland 1998 Stock Incentive Plan of Best Buy Co., Inc. (No. 333-56146).

/s/ Arthur Andersen LLP

Minneapolis, Minnesota
March 28, 2001